Exhibit 16.1



August 25, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated August 20, 2003, of Catalina Marketing Corporation and are in agreement with the statements contained in the first through fifth, seventh and eighth paragraphs on pages one and two therein. We have no basis to agree or disagree with other statements of the registrant contained in sixth and ninth paragraphs on pages one and two of the above referenced filing.

                                            /s/ Ernst & Young LLP